Exhibit 99.2

American Eagle Outfitters, Inc.
October 2010

Recorded Sales Commentary dated November 4, 2010

Good morning and welcome to the American Eagle Outfitters October 2010 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

October sales and margins were slightly ahead of our expectations, leading to an increase in our third quarter earnings guidance. Total sales for the four weeks ended October 30, 2010 decreased 1% to $188 million compared to $190 million for the four weeks ended October 31, 2009. Consolidated comparable store sales decreased 2%, compared to a 5% decrease for the same period last year.

Now looking at the month: October business trends moderated following a robust back-to-school shopping season during September. This was consistent with our expectations and recent trends of stronger consumer demand during peak selling periods and lower traffic during non-peak periods.

AE women's produced a slightly positive comp and men's declined in the high single-digits. AE jeans and accessories continued to deliver the best performance overall. A higher customer conversion rate led to a mid single-digit increase in consolidated transactions per store. The average unit retail price on AE apparel was up to last year. A higher sales contribution from accessories and aerie, however, led to a mid single-digit decline in the average unit retail price.

On a consolidated basis, the level of promotions and markdowns declined, leading to a higher merchandise margin for the month and the quarter. Average weekly third quarter inventories are consistent with our plan.

Based on better than expected sales and margin performance, we are raising our third quarter adjusted earnings guidance to $0.28 to $0.29 per share. This compares to adjusted earnings from continuing operations of $0.25 per share last year, which excluded a tax benefit of $0.07 per share. The third quarter 2010 adjusted EPS guidance excludes a charge of 12 cents per share related to the liquidation of auction rate securities as disclosed in an 8K filed separately this morning.

The next peak shopping period is Thanksgiving weekend, which will provide an indication of the holiday season and fourth quarter performance. As we have done in the past, we will establish fourth quarter EPS guidance when we announce November sales on Thursday, December 2nd. We will hold our third quarter earnings conference call on Thursday, November 18th at 10:00 am, Eastern Time. To listen to the call, please dial 877-407-0789. Thank you for your continued interest in American Eagle Outfitters.